SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 1)

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [X] Preliminary Proxy Statement
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
        [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                [ ] Confidential, For Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))

                                   ICOA, INC.
                                   ----------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                              [X] No fee required.

 [] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)       Title of each class of securities to which transaction applies:

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(2)       Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)       Proposed maximum aggregate value of transaction:

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(5)       Total fee paid:
[]        Fee paid previously with preliminary materials:

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[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)       Amount previously paid:

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(2)       Form, Schedule or Registration Statement No.:

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(3)       Filing Party:

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(4)       Date Filed:

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                                   ICOA, INC.
                                111 Airport Road
                           Warwick, Rhode Island 02889




Dear Stockholder:

         You are cordially invited to attend the Special Meeting of Stockholders of ICOA, Inc. The Special Meeting will be held on _____, September ___, 2004, at _______ p.m., local time, at ________________ _______________ , Rhode Island.

         Your vote is important and I urge you to vote your shares by proxy, whether or not you plan to attend the meeting. After you read this proxy statement, please indicate on the proxy card the manner in which you want to have your shares voted. Then date, sign and mail the proxy card in the postage-paid envelope that is provided. If you sign and return your proxy card without indicating your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Company's Board of Directors.

         We hope to see you at the meeting.

                                           Sincerely,



                                           George Strouthopoulos
                                           President and Chief Executive Officer

                                           September __, 2004

                                  ICOA, INC.
                                111 Airport Road
                           Warwick, Rhode Island 02889

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER ___, 2004

         NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Special Meeting") of ICOA, Inc. (the "Company"), will be held on ____, September ___, 2004, at ___ p.m., local time, at _________________________,
Rhode Island, for the following purposes, as more fully described in the attached Proxy Statement:

        1. To approve an amendment to the Company's Certificate of Incorporation to increase the Company's authorized common stock from 150,000,000 to 750,000,000 shares;

        2. To approve an amendment to the Company's Certificate of Incorporation to authorize the issuance of 50,000,000 shares of preferred stock; and

        3. To consider any other matters that may properly come before the Special Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on August 6, 2004, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Special Meeting will be open for examination by any stockholder during ordinary business hours for a period of ten days prior to the Special Meeting at the offices of the Company's transfer agent and registrar, Signature Stock Transfer, Inc., One Preston Park, 2301 Ohio Drive, Suite 100, Plano, Texas 75093.


                                    IMPORTANT

         You are cordially invited to attend the Special Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Special Meeting and vote your shares in person, you may revoke your proxy at that time.

                                           By Order of the Board of Directors,


                                           George Strouthopoulos
                                           President and Chief Executive Officer

                                           September ___, 2004

                                TABLE OF CONTENTS

                                                                     Page No.

ABOUT THE MEETING........................................................1
      What is the purpose of the Special Meeting?........................1
      Who is entitled to vote?...........................................1
      Who can attend the meeting?........................................1
      What constitutes a quorum?.........................................1
      How do I vote?.....................................................1
      What if I do not specify how my shares are to be voted?............2
      Can I change my vote after I return my proxy card?.................2
      What are the Board's recommendations?..............................2
      What vote is required to approve each item?........................2
STOCK OWNERSHIP..........................................................3
      Beneficial Owners..................................................3
      Section 16(a) of the Beneficial Ownership Reporting Compliance.....3
PROPOSAL NO. 1 - INCREASE AUTHORIZED COMMON STOCK FROM 150,000,000
TO 750,000,000 SHARES....................................................4
      Proposal ..........................................................4
      Possible Advantages/Disadvantages Regarding Increase in the
      Authorized Common Stock............................................4
      Issues Related To The Company's Standby Equity Distribution
      Agreement..........................................................5
      Effectiveness of Increase of Authorized Common Stock...............6
      No Appraisal Rights................................................6
      Required Vote......................................................6
PROPOSAL NO. 2 - AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION TO AUTHORIZE THE ISSUANCE OF 50,000,000 SHARES
OF PREFERRED STOCK.......................................................7
      Possible Advantages/Disadvantages Regarding the Creation of
      Preferred Stock....................................................7
      Effectiveness of the Creation of the Authorized Class of
      Preferred Stock....................................................8
      No Appraisal Rights................................................8
      Required Vote......................................................8
DESCRIPTION OF CAPITAL STOCK.............................................9
      General  ..........................................................9
      Common Stock.......................................................9
      Dividends..........................................................9
      Voting, Preemptive And Redemption Rights...........................9
      Preferred Stock....................................................9
      Warrants...........................................................9
      Options  .........................................................10
      Convertible Debenture.............................................10
      Standby Equity Distribution Agreement.............................10
      Transfer Agent....................................................10
      Limitation Of Liability: Indemnification..........................10
      Anti-Takeover Effects Of Provisions Of Nevada State Law...........11
      Other Matters.....................................................12
      Independent Accountants...........................................12
ADDITIONAL INFORMATION..................................................12
      Proxy Solicitation Costs..........................................12
      Incorporation by Reference........................................12
OTHER INFORMATION.......................................................13

                                   ICOA, INC.
                                111 Airport Road
                           Warwick, Rhode Island 02889

                              ---------------------


                                 PROXY STATEMENT
                               September ___, 2004


                            -------------------------


         This proxy statement contains information related to the Special Meeting of stockholders of ICOA, Inc., to be held on _____, September ___, 2004, at ___ p.m., local time, at _________________________, ________________________,
and any postponements or adjournments thereof. It is anticipated that the mailing of this proxy statement will commence on or about August 13, 2004. The Company is making this proxy solicitation.


                                ABOUT THE MEETING


What is the purpose of the Special Meeting?

         At the Company's Special Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the increase of authorized common stock and the creation of a class of preferred stock. In addition, the Company's management will report on the performance of the Company during fiscal 2003 and respond to questions from stockholders.


Who is entitled to vote?

         Only stockholders of record on the close of business on the record date, August 6, 2004, are entitled to receive notice of the Special Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the meeting.


Who can attend the meeting?

         All stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-serve basis. Registration will begin at ___ p.m., and seating will begin at ____ p.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

         Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.


What constitutes a quorum?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business but in no event shall quorum consist of less than one-third of the shares entitled to vote at the meeting. As of the record date, 147,535,281 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.


How do I vote?

         If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person or vote by ballot at the meeting. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.


What if I do not specify how my shares are to be voted?

         If you submit a proxy but do not indicate any voting instructions, then your shares will be voted in accordance with the Board's recommendations.


Can I change my vote after I return my proxy card?

         Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.


What are the Board's recommendations?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors (the "Board"). The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

        o For the approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's common stock from 150,000,000 to 750,000,000 shares (see page 4).

        o For the approval of an amendment to the Company's Certificate of Incorporation to create an authorized class of 50,000,000 shares of preferred stock (see page 6).

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.


What vote is required to approve each item?

         For an approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's common stock to 750,000,000 shares and to create an authorized class of preferred stock, and for any other item that properly comes before the meeting, the affirmative vote of the holders of a majority of the outstanding shares will be required for approval. A properly executed proxy marked "Abstain" with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

         If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes," however, will be counted in determining whether there is a quorum.

                                 STOCK OWNERSHIP


Beneficial Owners

         The following table presents certain information regarding the beneficial ownership of all shares of common stock as of August 6, 2004 for each executive officer and director of the Company and for each person known to the Company who owns beneficially more than 5% of the outstanding shares of the Company's common stock. The percentage ownership shown in such table is based upon the 147,535,281 common shares issued and outstanding at August 6, 2004 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of the Company's common stock at August 6, 2004 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                     Common Stock Beneficially Owned(1)
                                                     ----------------------------------
                                   Title of Class       Amount         Percentage
                                   --------------     ---------        ----------

George Strouthopoulos               Common Stock      9,383,033           6.4%
111 Airport Road
Warwick, Rhode Island 02889

Erwin Vahlsing, Jr.                 Common Stock        210,100            *
111 Airport Road
Warwick, Rhode Island 02889

William P. Lord                     Common Stock              0           0.0%
111 Airport Road
Warwick, Rhode Island 02889

Thomas Cannon                       Common Stock        500,500            *
111 Airport Road
Warwick, Rhode Island 02889

All directors and officers as a
group (4 persons)                                    10,093,633           6.8%

William Thomas                      Common Stock      8,500,000           5.8%
111 Airport Road
Warwick, Rhode Island 02889

---------------
*        Represents less than 1%.
(1) Applicable percentage of ownership is based on 147,535,281 shares of common stock outstanding as of August 6, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 6, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


Section 16(a) of the Beneficial Ownership Reporting Compliance

         We are not aware of any instance when an executive officer, director or owner of more than ten percent of the outstanding shares of common stock failed to comply with reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934.

     PROPOSAL NO. 1 - INCREASE AUTHORIZED COMMON STOCK FROM 150,000,000 TO
                               750,000,000 SHARES


Proposal

         Our Company's Board proposes an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $0.0001 par value, from 150,000,000 to 750,000,000 shares. The Company desires to increase its authorized common stock because it does not have sufficient authorized common stock available to (i) issue shares to pay consultants or employees in lieu of cash compensation, (ii) issue shares in exchange for outstanding indebtedness, (iii) issue shares to provide an incentive to attract or retain employees, (iv) issue shares under the Standby Equity Distribution Agreement, as more fully described below, in the event the Board decides to access additional cash from the sale of stock under the Standby Equity Distribution Agreement, (v) issue shares in pursuit of other acquisitions which may present opportunities to grow and enhance its business. Except for the shares of the Company's common stock that could be issued pursuant to the Standby Equity Distribution Agreement, the Company does not have specific commitments or plans to issue shares of common stock. Therefore, other than shares that could be issued under the Standby Equity Distribution Agreement, the Company cannot quantify the number of shares that could be issued pursuant to the possible action items listed above. The Company cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and the Company has not determined the total amount of advances it intends to draw. Nonetheless, the Company has estimated the number of shares of common stock that will be issued using certain assumptions. Assuming the Company issued the number of shares of common stock that would be required for the Company to draw down the entire $5,000,000 available to it under the Standby Equity Distribution Agreement at a recent stock price of $0.05, the Company would have to issue 102,040,816 shares of its common stock. These shares would represent 13.6% of the Company's authorized common stock after an increase in its authorized common stock. The shares of common stock could be issued publicly or privately. The Company would not need to seek stockholder approval before issuing the common stock to acquire other businesses or properties, raise additional capital or issue stock options, stock dividends or other distributions. The Company may need to seek stockholder approval before issuing the common stock for stock splits or other equity benefits under employee benefit plans.

         The amendment to the Company's Certificate of Incorporation shall provide for the authorization of 750,000,000 shares of the Company's common stock. As of August 6, 2004, there were 147,535,281 shares of the Company's common stock outstanding.


Possible Advantages/Disadvantages Regarding Increase in the Authorized Common Stock

         There are certain advantages and disadvantages of voting for an increase in the Company's authorized common stock. The advantages include:

        o The ability to raise capital by issuing capital stock, including under the Standby Equity Distribution Agreement.

        o The ability to fulfill the Company's obligations by having capital stock available upon the exercise of outstanding warrants.

        o The ability to have shares available to pursue business expansion opportunities.

        o The ability to have shares available to retain or reward high value employees.

         The disadvantages include:

        o Potential dilution to the existing stockholders, including a decrease in the Company's net income per share in future periods. This could cause the market price of the Company's stock to decline.

        o Potentially provoking short-selling in the Company's common stock, which would put downward pressure on the market price of the Company's common stock.

        o Increasing the supply of shares of stock. This supply of stock without a corresponding demand could cause the market price of the Company's stock to decline.

        o A potential change of control if all or a significant block of the shares to be issued are held by one or more stockholders working together.

         In additional to the reasons specified above, the Company's Board believes that it is desirable to have additional authorized shares of common stock available for possible future financings, possible future acquisition transactions and other general corporate purposes. Having such additional authorized shares of common stock available for issuance in the future would give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders' meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of the Company to its stockholders.


Issues Related To The Company's Standby Equity Distribution Agreement

        o At a recent stock price of $0.05, the Company would have to issue to Cornell Capital Partners 102,040,816 shares of the Company's common stock in order to draw down the entire $5 million available to it under the Standby Equity Distribution Agreement.

        o As of September 7, 2004, Cornell Capital Partners beneficially owns 3,495,510 shares of the Company's common stock. The 3,495,510 shares of common stock represent the balance of shares still held from: (a) 2,990,000 shares issued as a commitment fee under the Standby Equity Distribution Agreement, (b) 4,166,666 shares issued in connection with a conversion under the convertible debenture held by Cornell Capital Partners, (c) 14,169,837 shares issued under the Standby Equity Distribution Agreement held by Cornell capital Partners, and (d) 400,000 shares underlying the warrant held by Cornell Capital Partners, issued in connection with the convertible debenture. Please note that the terms of the convertible debenture held by Cornell Capital Partners provide that in no event shall Cornell Capital Partners be entitled to convert the debenture for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of ICOA following such conversion. Please note that for the debenture conversions, we are assuming a conversion price of $0.04 per share (i.e., 80% of $0.05). Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debenture may be higher or lower.

        o Due to the fluctuation of the Company's stock price, the Company does not know the exact number of shares that it will issue each time Cornell Capital Partners purchases shares under the Standby Equity Distribution Agreement or the sum of shares the Company will issue over time under the Standby Equity Distribution Agreement (and the consequences of that fact).

        o Based on a range of market prices equal to 75%, 50% and 25%, respectively, of the Company's recent stock price of $0.05, the Company could issue 136,054,422, 204,081,633 and 408,163,265 shares of common stock, respectively, under the Standby Equity Distribution Agreement.

        o Cornell Capital Partners purchases shares of the Company's common stock at 98% of the lowest closing bid price of the Company's common stock on the Over-the-Counter Bulletin Board or other principal market on which the common stock is traded for the 5 trading days immediately following an advance date. Therefore, the lower the market price of the Company's common stock at the time Cornell Capital Partners purchases the stock, the more shares the Company will have to issue.

        o To the extent Cornell Capital Partners purchases and then sells the Company's common stock under the Standby Equity Distribution Agreement the stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to purchase even greater amounts of common stock under the Standby Equity Distribution Agreement, the sales of which would further depress the stock price.

o Significant downward pressure on the price of the Company's common stock as Cornell Capital Partners purchases and sells material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales in the market. This could place significant downward pressure on the price of the Company's common stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline.

         It is not possible to predict the circumstances whereby short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales, the stock price has dropped to near zero.

        o Purchases by Cornell Capital Partners under the Standby Equity Distribution Agreement may result in substantial dilution to the interests of other holders of the Company's common stock.

        o Because there is no upper limit on the number of shares that the Company may issue to Cornell Capital Partners under the Standby Equity Distribution Agreement, the Company could experience a change of control.

        o Under the terms of the Secured Convertible Debenture, the Company is restricted from selling, without permission of Cornell Capital Partners, shares of the Company's common stock at less than the market price at the time of issuance.


Effectiveness of Increase of Authorized Common Stock

         If the amendment to the Company's Certificate of Incorporation is adopted, the increase in authorized common stock will become effective upon the filing of the Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Nevada. The Board intends to file the Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.


No Appraisal Rights

         Under Nevada law, the Company's stockholders are not entitled to appraisal rights with respect to the increase in authorized common stock.


Required Vote

         The affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock is required to approve and ratify Proposal No. 1.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board unanimously recommends a vote "FOR" the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $0.0001 par value, from 150,000,000 to 750,000,000 shares.

   PROPOSAL NO. 2 - AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
         AUTHORIZE THE ISSUANCE OF 50,000,000 SHARES OF PREFERRED STOCK

         The Company's Board proposes an amendment to the Company's Certificate of Incorporation, subject to stockholder approval, to authorize the Company to issue 50,000,000 shares of preferred stock, $.0001 par value per share, convertible into common stock. The Board has determined that it would be in the best interests of the Company to amend its Certificate of Incorporation to authorize the issuance of preferred stock in order to facilitate corporate financing and other plans of the Company, which are intended to foster its growth and flexibility. The Board believes that the creation of the class of preferred stock may assist the Company in achieving its business objectives by making financing easier to obtain. Under the terms of the preferred stock, the Board would be empowered, with no need for further stockholder approval, to issue preferred stock in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the Board. The Board believes that the complexity of modern business financing and possible future transactions require greater flexibility in the Company's capital structure than currently exists. The Board will be permitted to issue preferred stock from time to time for any proper corporate purpose including acquisitions of other businesses or properties and the raising of additional capital. Shares of preferred stock could be issued publicly or privately, in one or more series, and each series of preferred stock could rank senior to the common stock of the Company with respect to dividends and liquidation rights.


Possible Advantages/Disadvantages Regarding the Creation of Preferred Stock

         There are certain advantages and disadvantages of voting for the creation of the Company's preferred stock. The advantages include:

        o The ability to raise capital by issuing preferred stock.

        o The ability to have preferred stock available to pursue business expansion opportunities.

        o The ability to have preferred stock available to retain or reward high value employees.

         The Board believes that the financial flexibility offered by the amendment outweighs any of its disadvantages. To the extent the proposal may have anti-takeover effects, the proposal may encourage persons seeking to acquire the Company to negotiate directly with the Board, enabling the Board to consider the proposed transaction in a non-disruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves all the stockholders' interests. It is also the Board's view that the existence of preferred stock should not discourage anyone from proposing a merger or other transaction at a price reflective of the true value of the Company and which is in the interests of its stockholders.

         The disadvantages include:

        o Potential dilution to the existing stockholders including a dilution of voting power if the shares are converted to common stock and including a decrease in the Company's net income per share in future periods. This could cause the market price of the Company's stock to decline.

        o If shares of preferred stock are issued, approval of the holders of such shares, voting as a separate class, could be required prior to certain mergers with or business combinations by the Company. These factors could discourage attempts to purchase control of the Company even if such change in control may be beneficial to the common stock holders. Therefore, the creation of preferred stock could potentially result in the prevention of mergers with or business combinations by the Company and the discouragement of possible tender offers for shares of common stock.

        o If shares of preferred stock are issued with conversion rights, the attractiveness of the Company to a potential tender offeror for the common stock may be diminished. The purchase of the additional shares of common stock or preferred stock necessary to gain control of the Company may increase the cost to a potential tender offeror and prevent the tender offer from being made even though such offer may be desirable to many of the common stockholders.

        o Provoking short-selling in the Company's stock, which would put downward pressure on the market price of its common stock.

        o Increasing the supply of shares of stock. This supply of stock without a corresponding demand could cause the market price of the Company's stock to decline.

        o As the preferred stock is convertible into common stock, a potential change of control if all or a significant block of the shares are converted into common stock and the common stock is held by one or more stockholders working together.

        o The issuance of shares of preferred stock with certain rights, preferences and privileges senior to those held by the common stock could diminish the common stockholders' rights to receive dividends if declared by the Board and to receive payments upon the liquidation of the Company.

        o The issuance to persons friendly to the Board of preferred stock having general voting rights together with the common stock could make it more difficult to remove incumbent management and directors from office even if such changes would be favorable to stockholders generally.

         The ability of the Board, without any additional stockholder approval, to issue shares of preferred stock with such rights, preferences, privileges and restrictions as determined by the Board could be employed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the Board. Furthermore, this proposal is not part of any plan by the Board to adopt anti-takeover devices and the Board currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of preferred stock in the takeover context would be subject to compliance by the Board with applicable principles of fiduciary duty.


Effectiveness of the Creation of the Authorized Class of Preferred Stock

         If approved by the Company's stockholders, the creation of preferred stock will become effective upon the filing of the Amendment to the Certificate of Incorporation with the Secretary of State of the State of Nevada. The Board intends to file the Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.


No Appraisal Rights

         Under Nevada law, the Company's stockholders are not entitled to appraisal rights with respect to the creation of preferred stock.


Required Vote

          The affirmative written consent and approval of the holders of a majority of the voting power of the outstanding shares of common stock is required to approve and ratify Proposal No. 2.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board unanimously recommends a vote "FOR" the approval of an amendment to the Company's Certificate of Incorporation to authorize the issuance of 50,000,000 shares of preferred stock, $0.0001 par value.

                          DESCRIPTION OF CAPITAL STOCK


General

         The Company's authorized capital consists of 150,000,000 shares of common stock, par value $0.0001 per share. As of August 6, 2004, there were 147,535,281 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to the Company's capital stock contained in its Certificate of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws and applicable Nevada law.


Common Stock


         Dividends

         The Company has never paid a cash dividend on its common stock. It is the Company's present policy to retain earnings, if any, to finance the development and growth of the Company's business. Accordingly, the Company does not anticipate that cash dividends will be paid until its earnings and financial condition justify such dividends, and there can be no assurance that the Company can achieve such earnings.


         Voting, Preemptive And Redemption Rights

         The holders of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company's Certificate of Incorporation and By-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Company's Board out of funds legally available therefor. In the event of the Company's liquidation or dissolution, holders of its common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of the Company's common stock have no preemptive, conversion or redemption rights.


Preferred Stock

         The Company currently does not have any preferred stock.


Warrants

         The Company has an outstanding three-year warrant to purchase 400,000 shares of the Company's common stock at $0.108 per share. The three-year warrant was issued in connection with the Standby Equity Distribution Agreement, which is described below in more detail. The Company also has warrants outstanding :
(i) to purchase 1,066,660 shares of the Company's common stock at a price of $0.0001 per share that expire in November 2008, which were issued to Jenkins & Gilchrist Parker Chapin, LLP ("Jenkins & Gilchrist") in connection with a settlement agreement in November 2003; (ii) to purchase 2,000,000 shares of the Company's common stock at a price of $0.045 per share that expire in May 2005, which were issued to Go Online Networks in connection with a settlement agreement in November 2003; (iii) to purchase 1,000,000 shares of the Company's common stock at a price of $0.01 per share that expire in March 2007; (iv) to purchase 200,000 shares of the Company's common stock at a price of $0.02 per share that expire in March 2005,; and (v) to purchase 2,500,000 shares of the Company's common stock at a price of $0.01 per share that expire in March 2006, which were issued to a private investor in connection with the restructuring of a loan.

         In addition to the warrants that are issued and outstanding, Street Search, LLC, and SSJ Enterprises, LLC, have recently advised the Company that they intend to initiate a claim arising from their allegations that they are entitled to: (i) 30,000,000 shares of the Company's common stock, and (ii) three-year warrants granting holders the right to purchase 40,000,000 shares of the Company's common stock at $0.25 for the first 10,000,000 shares, $0.50 for the second 10,000,000 shares, $0.75 for the third 10,000,000 shares and at $1.00 for the last 10,000,000 shares. Street Search, LLC, SSJ Enterprises, LLC, and the Company have initiated negotiations with respect to such claim.

Options

         The Company has no outstanding options.


Convertible Debenture

         The Company has an outstanding convertible debenture held by Cornell Capital Partners, LP ("Cornell Capital"), in the principal amount of $550,000 that is convertible into shares of common stock at a price equal to the lower of
(i) an amount equal to $0.108 or (ii) 80% of the lowest volume weighted average price of the Company's common stock for the five (5) trading days immediately preceding the conversion date. If the conversion price falls below $0.09, Cornell Capital cannot convert more than $50,000 per week, and the Company can, on up to two occasions, prevent Cornell Capital from converting for up to five
(5) trading days. In addition, the Company may not convert the debenture if, by converting such debenture, the shares to be issued in connection with such conversion would result in Cornell Capital owning more than 4.99% of the Company's outstanding common stock. The debenture is secured by all of the assets of the Company. The debenture has a three-year term and accrues interest at a rate of 5% per year. Cornell Capital purchased the secured convertible debenture from the Company at a private placement. In connection with the issuance of the secured debenture, Cornell Capital also received a three-year warrant to purchase 400,000 shares of common stock at $0.108 per share, which price may be adjusted pursuant to the terms of the warrant.


Standby Equity Distribution Agreement

         In March 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital shares of its common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital is to pay the Company 98% of the lowest closing bid price of its common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 trading days immediately following the notice date. Further, Cornell Capital is to retain a fee of 5% of each advance to the Company under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital received a commitment fee of 2,990,000 shares of the Company's common stock. In addition, the Company engaged Newbridge Securities Corporation, a registered broker-dealer, to advise the Company in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation was paid partly in cash and partly in the Company's common stock. The Company has filed a Form SB-2 Registration Statement, which was made effective June 7, 2004, to register (i) 1,000,000 shares of the Company's common stock under the Standby Equity Distribution Agreement; (ii) 2,990,000 shares of the Company's common stock issued to Cornell Capital as a commitment fee; (iii) 14,346,503 shares of the Company's common stock under the Convertible Debenture and related warrant issued to Cornell Capital; (iv) 1,066,660 shares of the Company's common stock under the warrant held by Jenkens & Gilchrist, and (v) 10,000 shares of common stock held by Newbridge Securities Corporation. As of the date of this proxy statement, substantially all of the Company's authorized shares of common stock were allocated to specific purposes. As a result, the Company may not have sufficient shares of common stock available to issue under the Standby Equity Distribution Agreement, in other capital raising transactions, or otherwise. This means that the Company will not be able to raise capital from the sale of common stock, whether under the Standby Equity Distribution Agreement or otherwise, unless the holders of the majority of the outstanding shares of the Company's common stock vote to approve an increase in the number of shares of common stock that the Company is authorized to issue. The Company's failure to obtain such approval will mean that the Company will not be able to raise capital under the Standby Equity Distribution Agreement or from the sale of its stock.


Transfer Agent

         The Company's transfer agent is Signature Stock Transfer at 2301 Ohio Drive, Suite 100, Plano, Texas 75093.


Limitation Of Liability: Indemnification

         The Certificate of Incorporation of the Company include an indemnification provision under which the Company agrees to indemnify its directors and officers to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Nevada and any additional applicable federal or state laws or court decisions.

         The Bylaws of the Company include an indemnification provision under which the Company has the power to indemnify its directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to acts or as a director or officer of the Company or any of its subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer of the Company.

         Under Nevada Revised Statutes Section 78.7502 and 78.751, the Company's certificate of incorporation and bylaws provide the Company with the power to indemnify any of its directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to the Company's best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his/her conduct was unlawful.

         Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

         The Company has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. The Company will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward the Company, adjudged liable to the Company, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Anti-Takeover Effects Of Provisions Of Nevada State Law

         The Company may be or in the future the Company may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at an annual or Special Meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

         Nevada's control share law may have the effect of discouraging takeovers of the corporation.

         In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of the board of directors.


Other Matters

         As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.


Independent Accountants

         The firm of Sherb & Co., LLP served as independent certified public accountants of the Company for the years ended December 31, 2002, December 31, 2003, as well as the current fiscal year. Representatives of Sherb & Co., LLP are expected to be present at the Special Meeting and to be available to respond to appropriate questions. The accountants will be given the opportunity to make a statement if they so desire.

         Audit Fees. The aggregate fees billed for professional services rendered was $23,000 for the audit of the Company's annual financial statements for the year ended December 31, 2003 and the reviews of the financial statements included in the Company's Forms 10-QSB for that fiscal year.

         Audit-Related Fees. No fees were billed in either of the last two fiscal years for tax compliance, tax advice or tax planning.

         All Other Fees. Other than the services described above under the captions "Audit Fees" and "Audit-Related Fees," the aggregate fees billed for services rendered by the principal accountant was $11,000 for the year ended December 31, 2003. These fees related to the review and filing of the Company's Registration Statements.


                             ADDITIONAL INFORMATION


Proxy Solicitation Costs

The Company is soliciting the enclosed proxies. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms for their reasonable expenses in forwarding solicitation materials to the beneficial owners of stock.


Incorporation by Reference

         Certain financial and other information required pursuant to Item 13 of the Proxy Rules, including the Company's audited financial statements for the fiscal year end December 31, 2003 and the financial footnotes thereto, and management's discussion and analysis of the Company's financial condition and results of operations for the fiscal year ended December 31, 2003 is incorporated by reference to the Company's Annual Report, which is being delivered to the stockholders with this proxy statement. In order to facilitate compliance with Rule 2-02(a) of Regulation S-X, one copy of the definitive proxy statement will include a manually signed copy of the accountant's report.

                                OTHER INFORMATION

          In the event that there are any questions about the giving of a proxy with respect to the corporate actions proposed herein, or further assistance or information is required, please contact Mr. Erwin Vahlsing, Jr., Chief Financial Officer, ICOA, Inc., 111 Airport Road, Warwick, RI 02889, Tel:
(401) 739-9205.


                          By Order of the Board of Directors



                          George Strouthopoulos
                          President, Chief Executive Officer and Chairman of the Board


Warwick, Rhode Island
September ___, 2004